Exhibit (a)(1).3

NOTICE OF

TEXAS INDUSTRIES, INC.

TXI CAPITAL TRUST I

Offer to Exchange Common Stock for any and all

Outstanding 5.5% Shared Preference Redeemable Securities Issued by

TXI Capital Trust I (Liquidation Amount of $50 per Trust Security)

and Fully and Unconditionally Guaranteed by Texas Industries, Inc.

(CUSIP No. 873119 20 0)

and

Solicitation of Consents for Proposed Amendment to the

Trust Agreement Governing TXI Capital Trust I’s 5.5% Shared Preference Redeemable Securities

THE OFFER AND CONSENT SOLICITATION WILL EXPIRE ON MAY 9, 2006, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, OR AT SUCH OTHER TIME IF THIS DATE IS EXTENDED OR THE OFFER IS TERMINATED BY TEXAS INDUSTRIES, INC. AND TXI CAPITAL TRUST I (THE “EXPIRATION DATE”).

April 12, 2006

To our Clients:

This notice, the offering circular dated April 12, 2006 (the “Offering Circular”) of Texas Industries, Inc., a Delaware corporation (“TXI”), and TXI Capital Trust I, a statutory business trust formed under the laws of the state of Delaware and a wholly-owned subsidiary of TXI (the “Trust”), and the consent and letter of transmittal (the “Consent and Letter of Transmittal”) have been delivered to you in connection with TXI’s offer to exchange its Common Stock for any and all Trust Securities. The number of shares of Common Stock to be exchanged per Trust Security tendered (the “Exchange Amount”) will be fixed after 5:00 p.m., New York City time, on May 5, 2006, on the basis of the applicable pricing formula set forth in the Offering Circular, and announced prior to the opening of trading on May 8, 2006. Each holder of Trust Securities validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date shall receive the Exchange Amount. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Offering Circular.

Enclosed for your consideration is material relating to the offer and consent solicitation by TXI and the Trust, upon the terms and subject to the conditions described in the Offering Circular and the Consent and Letter of Transmittal.

You do not have to tender all of your Trust Securities to participate in the offer. You may withdraw your tender of Trust Securities at any time prior to the Expiration Date.

By tendering your Trust Securities, you will automatically be consenting to the Proposed Amendment to the Trust Agreement. A holder may not consent to the Proposed Amendment without tendering the Trust Securities related thereto.

The material relating to the offer and consent solicitation is being forwarded to you as the beneficial owner of the Trust Securities held by us for your account or benefit but not registered in your name. A tender of any of the Trust Securities and the related consent with respect to any such Trust Securities may only be made by us pursuant to your instructions. Therefore, we request instructions as to whether you wish us to tender on your behalf the Trust Securities held by us or our nominee for your account, pursuant to the terms and conditions set forth in the accompanying Offering Circular and Consent and Letter of Transmittal.

We urge you to read carefully the Offering Circular, the Consent and Letter of Transmittal and the other materials provided herewith before instructing us to tender your Trust Securities.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender your Trust Securities and deliver your consent to the Proposed Amendment in accordance with the provisions of the Offering Circular and Consent and Letter of Transmittal. Please note that tenders of Trust Securities must be received by the Expiration Date. Any Trust Securities tendered pursuant to the offer and consent solicitation may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1.	The offer is for any and all of the Trust Securities.

2.	TXI and the Trust may terminate the offer at any time in their sole discretion.

3.	If you desire to tender any Trust Securities and deliver your consent pursuant to the offer and consent solicitation, your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Trust Securities and deliver a consent on your behalf no later than 12:00 midnight, New York City time, on the Expiration Date.

4.	You may not validly tender Trust Securities without delivering a consent to the Proposed Amendment. You may not validly deliver a consent to the Proposed Amendment without tendering your Trust Securities in the offer and consent solicitation.

If you wish to have us tender your Trust Securities held by us for your account or benefit and deliver your consent, please so instruct us by completing, executing and returning to us the instruction form that appears below, allowing sufficient time for us to tender on your behalf prior to the Expiration Date. The accompanying Consent and Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Trust Securities.

INSTRUCTIONS WITH RESPECT TO THE OFFER AND

CONSENT SOLICITATION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offer and the consent solicitation with respect to the Trust Securities.

This will instruct you to tender the Liquidation Amount of Trust Securities indicated below held by you for the account or benefit of the undersigned and automatically deliver the undersigned’s consent to the Proposed Amendment to the Trust Agreement with respect to the Liquidation Amount of Trust Securities indicated below, pursuant to the terms of and conditions set forth in the Offering Circular and the Consent and Letter of Transmittal.

Liquidation Amount of Trust Securities, with respect to which consent to the Proposed Amendment is given, and which are to be tendered unless otherwise indicated:

☐ Please	do not tender any Trust Securities held by you for my account.

Total Liquidation Amount Tendered*: $

*	I (we) understand that if I (we) sign this instruction form without indicating an aggregate Liquidation Amount of Trust Securities in the space above, all Trust Securities held by you for my (our) account will be tendered, and that I (we) will be deemed to automatically consent to the Proposed Amendment.

Signature(s):_________________________________________________________________________________________________

Name(s) (Please Print):________________________________________________________________________________________

Print Address(es):____________________________________________________________________________________________

Area Code and Telephone Number(s):____________________________________________________________________________

Tax Identification or Social Security Number(s):____________________________________________________________________

My Account Number With You:_________________________________________________________________________________

Date:________________